Exhibit 99.1

Hercules Offshore Announces Third Quarter 2005 Earnings

HOUSTON, December 5 /PRNewswire-FirstCall/ — Hercules Offshore, Inc. (Nasdaq: HERO), today reported net income of $10.1 million, or $0.41 per diluted share on an as converted basis as described below, on operating revenues of $42.2 million for the third quarter of 2005, compared to net income of $8.2 million, or $0.34 per diluted share as converted, on operating revenues of $37.1 million for the second quarter of 2005. Included in the company’s third quarter results is $1.0 million of expense ($0.04 per diluted share as converted) related to its insurance deductible associated with damage to its jackup Rig 21 sustained during Hurricane Katrina.

Net income for the nine months ended September 30, 2005 was $29.7 million, or $1.22 per diluted share as converted, on operating revenues of $113.3 million. The results for the nine months ended September 30, 2005 also include $2.8 million ($0.12 per diluted share as converted) of expense related to the early retirement of debt in the second quarter.

Randy Stilley, Chief Executive Officer and President of Hercules Offshore, Inc. commented: “We are pleased with our third quarter results, particularly in light of the substantial challenges our company faced during the recent hurricanes. Our results would not have been possible without our employees’ hard work, perseverance and dedication. Looking forward, we anticipate that our results will be positively impacted by the strong demand for our rigs and liftboats and by the contribution from the rigs and liftboats we have strategically acquired during 2005.”

Contract Drilling Services Segment Highlights

During the third quarter of 2005, revenues for the Contract Drilling Services segment rose to $28.2 million, compared to revenues of $26.3 million in the second quarter of 2005. Operating income for the segment increased to $12.2 million in the third quarter, up from $11.2 million in the second quarter. The average daily revenue per rig in the segment increased to $49,471 in the third quarter compared to $43,653 in the second quarter. Utilization for the company’s drilling rigs rose to 95.5% in the third quarter from 94.5% in the second quarter.

Marine Services Segment Highlights

The Marine Services segment generated revenues of $13.9 million in the third quarter, up from $10.8 million in the second quarter. Operating income for the segment increased to $3.4 million in the third quarter from $3.0 million in the second quarter. The average daily revenue per liftboat decreased to $5,432 in the third quarter from $6,109 in the second quarter due partly to the impacts from lower standby dayrates earned while the vessels were off location during Hurricanes Katrina and Rita and also to a shift in the revenue mix toward smaller vessels acquired in June 2005. Utilization for the company’s liftboats increased to 79.7% in the third quarter of 2005 from 73.8% in the second quarter of 2005.

Update on Recent Events

As previously announced, we closed the acquisition of the liftboat fleet from Danos & Curole Marine Contractors in November 2005 and have begun the integration process. Danos & Curole will continue to operate four of the vessels purchased by Hercules that are currently operating in Nigeria under an operating agreement until Hercules has established its own operations in Nigeria. This operating agreement expires in September 2006, and can be terminated earlier by Hercules upon 30 days’ notice to Danos & Curole.

Salvage operations on Rig 25, which was severely damaged in Hurricane Katrina, are continuing and the decision on whether the rig is a constructive total loss has not yet been made by the company’s insurance underwriters. However, based on a preliminary evaluation of the extent of the damage to the rig, the company believes that the rig will be declared a constructive total loss. The costs of the salvage operation are covered by insurance, and if the rig is declared a constructive total loss, the Company would receive $50 million in insurance proceeds. The repairs to Rig 21, which was also damaged in Hurricane Katrina, are progressing as scheduled and the company expects that the rig will be available for service in the second quarter of 2006. The costs of the repairs to Rig 21 are covered by the company’s insurance policies, subject to a $1 million deductible, which was accrued during the third quarter.

The company was formed in July 2004 as a Delaware limited liability company, Hercules Offshore, LLC. On November 1, 2005, in connection with the completion of its initial public offering, the company was converted to a Delaware corporation, Hercules Offshore, Inc. In the conversion, each limited liability company unit was converted into 350 shares of common stock. All financial results reported in this release predate this conversion. The per share information provided in this press release gives effect to the conversion of each limited liability company unit outstanding into 350 shares of common stock in this conversion.

Headquartered in Houston, Hercules Offshore, Inc. owns a fleet of nine jackup drilling rigs and 47 liftboats. Through its two operating subsidiaries, Hercules Drilling Company and Hercules Liftboat Company, the company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.

For more information, please visit our website at www.herculesoffshore.com.

Conference Call Information

Hercules will conduct a conference call at 10:00 a.m. CST on Monday, December 5, 2005 to discuss its third-quarter 2005 financial results. The conference call will also be broadcast live via the Internet at www.herculesoffshore.com. To participate in the conference call by telephone, please call, 10 minutes prior to the scheduled start time, one of the following telephone numbers:

800-299-8538 (Domestic)

617-786-2902 (International)

The access or confirmation code is 51717847.

A replay of the conference call will be available on Monday, December 5, 2005, beginning at 12:00 p.m. CST (1:00 p.m. EST), through Monday, December 12, 2005. The phone number for the conference call replay is (888)286-8010 or internationally (617)801-6888. The access code is 57087545. Additionally, the recorded conference call will accessible through our website at http://www.herculesoffshore.com for 28 days after the conference call. In addition, an update of the status of the company’s rig and liftboat fleet is available on the website.

The information herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated contract expiration dates, dayrates, estimated dates for completion of repairs and upgrades and commencement dates of new contracts. Such statements are subject to a number of risks, uncertainties and assumptions, including without limitation early termination by the customer pursuant to the contract or otherwise, cancellation or completion of certain contracts earlier than expected, operational difficulties, shipyard and other delays and other factors described in Hercules’ prospectus dated October 26, 2005 and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. Hercules cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Stephen M. Butz

Director of Corporate Development

Hercules Offshore, Inc.

713-979-9832

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,756	$14,460
Accounts receivable, net	35,506	19,501
Deposits	33	2,032
Assets held for sale	2,040	—
Prepaid expenses and other	6,506	2,359

Total current assets	60,841	38,352

PROPERTY AND EQUIPMENT, net	197,919	91,774
OTHER ASSETS	7,334	2,030

Total assets	$266,094	$132,156

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,400	$3,000
Accounts payable	6,621	1,838
Accrued liabilities	9,898	2,548
Other liabilities	4,175	683

Total current liabilities	22,094	8,069

LONG-TERM DEBT, net of current portion	138,600	53,000

MEMBERS’ EQUITY
Member Units (68,351 and 64,022 units issued and outstanding)	67,351	63,022
Other comprehensive income	322	—
Retained earnings	37,727	8,065

Total members’ equity	105,400	71,087

Total liabilities and members’ equity	$266,094	$132,156

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except unit and share data)

(Unaudited)

	Three Months Ended		Nine Months Ended September 30, 2005
	September 30, 2005	June 30, 2005
REVENUES
Drilling services	$28,248	$26,288	$79,427
Marine services	13,937	10,787	33,888

	42,185	37,075	113,315

COSTS AND EXPENSES
Operating expenses for drilling services, excluding depreciation and amortization, shown separately	14,043	12,095	37,379
Operating expenses for marine services, excluding depreciation and amortization, shown separately	7,757	5,847	18,184
Depreciation and amortization	3,753	2,860	9,075
General and administrative, excluding depreciation and amortization, shown separately	4,031	2,904	9,136

	29,584	23,706	73,774

OPERATING INCOME	12,601	13,369	39,541

OTHER INCOME (EXPENSE)
Interest expense	(2,735)	(2,534)	(7,572)
Loss on early retirement of debt	—	(2,786)	(2,786)
Other, net	244	101	479

NET INCOME	$10,110	$8,150	$29,662

EARNINGS PER UNIT:
Basic	$147.91	$119.25	$435.20
Diluted	$143.66	$117.67	$426.80
WEIGHTED AVERAGE UNITS OUTSTANDING:
Basic	68,351	68,351	68,158
Diluted	70,373	69,266	69,500

EARNINGS PER SHARE AS CONVERTED (1):
Basic	$0.42	$0.34	$1.24
Diluted	$0.41	$0.34	$1.22
WEIGHTED AVERAGE SHARES OUTSTANDING AS CONVERTED (1):
Basic	23,922,850	23,922,850	23,855,353
Diluted	24,630,628	24,243,018	24,324,935

(1)	Gives effect to the conversion of each member unit into 350 shares of common stock in the conversion of our company from a limited liability company to a corporation in connection with our November 2005 initial public offering.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,110	$29,662
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	3,753	9,075
Amortization of deferred financing fees	222	714
Provision for bad debts	(319)	—
Loss on early retirement of debt	—	2,786
Increase in operating assets
Increase in receivables	(7,105)	(15,812)
Increase in prepaid expenses and other	(5,999)	(4,340)
Increase decrease in operating liabilities
Increase in accounts payable	3,070	4,783
Increase in accrued liabilities	3,718	7,350
Increase in other liabilities	4,175	3,492

Net cash provided by operating activities	11,625	37,710
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(28,197)	(115,571)
Proceeds from disposal of assets, net of commissions	454	454
Deferred drydocking expenditures	(2,387)	(4,617)
Deposits	249	1,999

Net cash used in investing activities	(29,881)	(117,735)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	185,000
Payment of debt	—	(101,000)
Payment of debt issuance costs	(372)	(6,008)
Contributions from members	—	4,329

Net cash provided by financing activities	(372)	82,321

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,628)	2,296

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	35,384	14,460

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$16,756	$16,756

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL AND OPERATING DATA

(Dollars in thousands, except per day amounts)

	Three Months Ended September 30, 2005	Three Months Ended June 30, 2005	Nine Months Ended September 30, 2005
Contract Drilling Services Segment:
Number of rigs (as of end of period)	9	8	9
Operating days	571	602	1,783
Available days	598	637	1,849
Utilization (1)	95.5%	94.5%	96.4%
Average revenue per rig per day (2)	$49,471	$43,653	$44,552
Average operating expense per rig per day (3)	$23,483	$18,988	$20,216
Revenues	$28,248	$26,288	$79,427
Operating expenses, excluding depreciation and amortization, shown separately	$14,043	$12,095	$37,379
Depreciation and amortization	$1,410	$1,318	$4,020
General and administrative expenses, excluding depreciation and amortization, shown separately	$598	$1,682	$3,463
Operating income	$12,197	$11,193	$34,565

Marine Services Segment:
Number of liftboats (as of end of period)	39	39	39
Operating days	2,566	1,766	5,784
Available days	3,220	2,392	7,592
Utilization (1)	79.7%	73.8%	76.0%
Average revenue per liftboat per day (2)	$5,432	$6,109	$5,859
Average operating expense per liftboat per day (3)	$2,409	$2,444	$2,395
Revenues	$13,937	$10,787	$33,888
Operating expenses, excluding depreciation and amortization, shown separately	$7,757	$5,847	$18,184
Depreciation and amortization	$2,334	$1,534	$5,035
General and administrative expenses, excluding depreciation and amortization, shown separately	$412	$380	$1,233
Operating income	$3,434	$3,026	$9,436

Total Company:
Revenues	$42,185	$37,075	$111,315
Operating expenses, excluding depreciation and amortization, shown separately	$21,800	$17,942	$55,563
Depreciation and amortization	$3,753	$2,860	$9,075
General and administrative expenses, excluding depreciation and amortization, shown separately	$4,031	$2,904	$9,136
Operating income	$12,601	$13,369	$39,541
Interest expense	$2,735	$2,534	$7,572
Loss on early retirement of debt	$—	$2,786	$2,786
Other income	$244	$101	$479
Net income	$10,110	$8,150	$29,662

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats are undergoing major refurbishments, upgrades or construction, which include Rig 16, Rig 31 and the Whale Shark, or cold-stacked units, which include three of our liftboats, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspections are considered available days for the purposes of calculating utilization.
(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.
(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, shown separately, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period.